Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS AND PROVIDES COMPANY UPDATE

– Phase 1 Clinical Data for IPI-145 to be Presented at ASCO and the International Conference on Malignant Lymphoma –

– IPI-145 Granted Orphan Drug Designation by FDA and EMA for the Treatment of Chronic Lymphocytic Leukemia and Small Lymphocytic Lymphoma –

– The ASPIRA Trial, a Phase 2 Study Evaluating IPI-145 for the Treatment of Rheumatoid Arthritis, Open for Enrollment –

CAMBRIDGE, Mass. – May 7, 2013 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) reported its first quarter 2013 financial results and ongoing progress with IPI-145, its potent, oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, and retaspimycin HCl, its potent and selective inhibitor of heat shock protein 90 (Hsp90). Infinity announced today that abstracts describing Phase 1 data of IPI-145 in people with advanced hematologic malignancies have been accepted for presentation at both the American Society of Clinical Oncology (ASCO) 2013 Annual Meeting and the 12th International Conference on Malignant Lymphoma (ICML). Infinity also announced that IPI-145 has been granted orphan drug designation by the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) for the treatment of chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL) and that the ASPIRA (Adult Study of PI3K Inhibition in RA) trial, a Phase 2 study of IPI-145 in people with rheumatoid arthritis (RA), is open for enrollment.

“Infinity is continuing to rapidly advance the development of its lead product candidate, IPI-145, toward the goal of addressing significant medical needs,” commented Adelene Q. Perkins,

Infinity’s president and chief executive officer. “We look forward to providing updated data on our ongoing Phase 1 study of IPI-145 in people with advanced hematologic malignancies at two medical meetings in June. Beyond this Phase 1 study, we are planning to initiate at least two additional company-sponsored studies of IPI-145 in hematologic malignancies this year.”

“Infinity is also evaluating IPI-145 in inflammatory indications and has made important progress advancing studies of IPI-145 in rheumatoid arthritis and asthma. The ASPIRA trial, a Phase 2 study of IPI-145 in people with moderate-to-severe rheumatoid arthritis, is now open for enrollment, and we expect to provide an update on the Phase 2 study of IPI-145 in people with mild, allergic asthma in the second half of 2013,” Ms. Perkins continued.

Recent pipeline highlights include the following:

•

Phase 1 data of IPI-145 to be presented at ASCO: Two abstracts describing new data from the Phase 1 study of IPI-145 in people with advanced hematologic malignancies were accepted for presentation at the ASCO 2013 Annual Meeting to be held May 31 - June 4, 2013, in Chicago, Ill. The presentations will include a poster presentation describing data from people with relapsed or refractory CLL or SLL and an oral presentation describing data from people with relapsed or refractory lymphoma.

In March 2013, Infinity announced that the maximum tolerated dose of 75 mg twice daily (BID) had been reached and that five additional expansion cohorts had been initiated in the following hematologic malignancies:

1.	CLL, indolent non-Hodgkin lymphoma (NHL) and mantle cell lymphoma (MCL)

2.	T-cell lymphomas

3.	Aggressive B-cell lymphomas

4.	Myeloid neoplasms

5.	T-cell or B-cell acute lymphoblastic leukemia/lymphoma

In connection with the upcoming ASCO meeting, Infinity will host an investor reception on Monday, June 3, 2013, from 8:00 p.m. to 9:30 p.m. CDT (9:00 pm to 10:30 pm EDT) to discuss IPI-145 and to review the data presented at the meeting. The reception will be webcast beginning at 8:30 p.m. CDT (9:30 p.m. EDT) and will be accessible in the “investors/media” section of Infinity’s website, www.infi.com. A replay of the event will also be available.

•

Phase 1 data of IPI-145 to be presented at ICML: Three abstracts describing data from the Phase 1 study of IPI-145 in people with advanced hematologic malignancies were accepted for presentation at the 12th ICML to be held June 19 - 22, 2013, in Lugano, Switzerland. The presentations will include an oral presentation describing data from people with relapsed or refractory B-cell lymphoma, an oral presentation describing data from people with relapsed or refractory CLL or SLL and a poster presentation describing data from people with relapsed or refractory T-cell lymphoma.

•

IPI-145 granted orphan drug designation by FDA and EMA: Infinity today announced that the FDA and EMA have granted orphan drug designation for IPI-145 for the treatment of CLL and SLL. In the U.S., an orphan drug designation by the FDA provides incentives for sponsors to develop products for rare diseases, including clinical trial design assistance, tax credits and a waiver of Prescription Drug User Fee Act (PDUFA) fees. In the EU, an orphan drug designation by the EMA provides similar incentives, including clinical protocol assistance, direct access to centralized marketing authorization and reductions in certain fees.

•

First investigator-sponsored study of IPI-145 open for enrollment: Infinity today announced that an investigator-sponsored Phase 1b, open-label, dose-escalation study of IPI-145 in approximately 70 people with B-cell NHL, CLL and T-cell lymphoma is open for enrollment. The study is designed to evaluate the safety, pharmacokinetics and clinical activity of IPI-145 in combination with rituxan (a monoclonal antibody therapy), bendamustine (a chemotherapy) or both rituxan and bendamustine. Following the determination of the maximum tolerated dose of each combination in the dose-escalation phase, an expansion phase will commence.

•

Phase 2 study of IPI-145 in RA open for enrollment: Infinity today announced that the ASPIRA trial is now open for enrollment. This Phase 2, double-blind, randomized, placebo-controlled study is designed to evaluate the efficacy, safety and pharmacokinetics of three dose levels of IPI-145 given twice daily (BID) for 12 weeks in combination with methotrexate compared to treatment with placebo plus methotrexate. The study is expected to enroll approximately 316 adults with moderate-to-severe RA. The primary efficacy endpoint of the study is ACR20 response rate, which is defined as the proportion of people who achieve at least a 20 percent improvement in American College of Rheumatology (ACR) response criteria.

•

Topline data from clinical studies of retaspimycin HCl in NSCLC now expected in 2H13: Infinity today provided an update on the expected timing for the availability of topline data from its Phase 2, randomized, double-blind, placebo-controlled study of retaspimycin HCl in combination with docetaxel (a chemotherapy) in people with non-small cell lung cancer (NSCLC). Due to the anticipated timing of planned correlative studies and biomarker analyses, the company now expects to report topline data from this study in the second half of 2013. Since the study is blinded, it is unknown how the event rates in the study may differ between those receiving retaspimycin HCl plus docetaxel versus those receiving placebo plus docetaxel.

The study is designed to evaluate the anti-tumor activity, tolerability and safety of retaspimycin HCl in combination with docetaxel compared to placebo plus docetaxel in people with second- or third-line NSCLC who are naïve to docetaxel treatment and have a smoking history. The primary efficacy endpoint of this study is overall survival. This study is supported by data from a Phase 1b study in which retaspimycin HCl in combination with docetaxel was well tolerated and clinically active in heavily pretreated patients with NSCLC.1

Infinity is also conducting a Phase 1b/2 study of retaspimycin HCl in combination with everolimus in people with NSCLC with a KRAS mutation. The dose-exploration phase of this study is still ongoing, and the company expects to provide an update on this study in the second half of 2013.

First Quarter 2013 Financial Results

•	At March 31, 2013, Infinity had total cash, cash equivalents and available-for-sale securities of $303.1 million, compared to $326.6 million at December 31, 2012.

•

Infinity did not record any revenue during the first quarter of 2013. Total revenue was $25.2 million for the same period in 2012, which was composed of $24.2 million for reimbursed R&D services performed under a previous strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited and $1.0 million from the amortization of deferred revenue associated with the grant of rights and licenses under this alliance.

•

Research and development (R&D) expense for the first quarter of 2013 was $20.2 million, compared to $28.6 million for the same period in 2012. The decrease in R&D expense for the first quarter of 2013 compared to the same period in 2012 was primarily related to the discontinuation of development of the company’s Hedgehog pathway program.

•

General and administrative (G&A) expense was $7.4 million for the first quarter of 2013, compared to $6.8 million for the same period in 2012. The increase in G&A expense in the first quarter of 2013 compared to the same period in 2012 was primarily due to higher stock-based compensation expense.

•

Infinity did not record any interest expense during the first quarter of 2013. Interest expense was $0.7 million during the same period of 2012 before Infinity extinguished the debt with Purdue Pharma L.P. in September 2012.

•

Net loss for the first quarter of 2013 was $27.3 million, or a basic and diluted loss per common share of $0.57, compared to $10.7 million, or a basic and diluted loss per common share of $0.40, for the same period in 2012.

[1]	Riely GJ, Gettinger SN, Stoller RG, Gabrail NY, Weiss GJ, Tunkey C, et al. Safety and activity of IPI-504 (retaspimycin HCl) and docetaxel in pretreated patients with metastatic non-small cell lung cancer (NSCLC). Poster presented at the 47th Annual Meeting of the American Society of Clinical Oncology, Chicago, Ill, 2011.

Conference Call Information

Infinity will host a conference call on Tuesday, May 7, 2013, at 4:30 p.m. EDT to discuss these financial results and provide an update on the company. A live webcast of the conference call can be accessed in the “investors/media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of phosphoinositide-3-kinase and heat shock protein 90 are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: the timing and type of data and updates from, as well as progress in, clinical trials of its PI3K and Hsp90 programs; plans to initiate additional clinical trials; incentives of orphan drug designation, its ability to execute on its strategic plans; and the therapeutic potential of its PI3K inhibitors and retaspimycin HCl. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 7, 2013, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2013	December 31, 2012

Cash, cash equivalents and available-for-sale securities, including long term	$303,148	$326,635
Other current assets	5,267	3,731
Property and equipment, net	3,925	4,079
Other long-term assets	1,153	1,215

Total assets	$313,493	$335,660

Current liabilities	$17,287	$18,663
Due to Millennium, less current portion	6,302	6,252
Other long-term liabilities	539	540
Total stockholders’ equity	289,365	310,205

Total liabilities and stockholders’ equity	$313,493	$335,660

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2013	2012

Collaborative research and development revenue from Purdue entities	$—	$25,202

Operating expenses:
Research and development	20,231	28,551
General and administrative	7,430	6,812

Total operating expenses	27,661	35,363

Loss from operations	(27,661)	(10,161)

Other income (expense):
Interest expense	—	(681)
Investment and other income	335	120

Total other income (expense)	335	(561)

Net loss	$(27,326)	$(10,722)

Basic and diluted loss per common share	$(0.57)	$(0.40)

Basic and diluted weighted average number of common shares outstanding	47,620,147	26,776,856

###